EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-206061) pertaining to the NRG Yield, Inc. 2013 Equity Incentive Plan,
(2) Registration Statement (Form S-8 No. 333-190071) pertaining to the NRG Yield, Inc. 2013 Equity Incentive Plan,
(3) Registration Statement (Form S-8 No. 333-255727) pertaining to the Clearway Energy, Inc. 2013 Amended and Restated Equity Incentive Plan, and
(4) Registration Statement (Form S-3 No. 333-273804) of Clearway Energy, Inc..

of our report dated February 22, 2024, with respect to the consolidated financial statements of Clearway Energy, Inc. included in this Annual Report (Form 10-K) of Clearway Energy, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 24, 2025